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                                                                     Exhibit 5.1

                                  July 16, 2004

Avanex Corporation
40919 Encyclopedia Circle
Fremont, California  94538

      RE: REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

      We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of up to 56,844,376 shares of your Common Stock (the "Shares"). All of the Shares are issued and outstanding and were issued pursuant to a Share Acquisition and Asset Purchase Agreement dated as of May 12, 2003. We understand that the Shares are to be offered for sale by the selling stockholders named in the Registration Statement, and that such sales may be made from time to time in the over-the-counter-market at prevailing prices or as otherwise described in the Registration Statement. As your legal counsel, we have also examined the proceedings taken by you in connection with the issuance of the Shares.

      It is our opinion that the Shares are validly issued, fully paid and non-assessable.

      We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

                                         Sincerely,

                                         WILSON SONSINI GOODRICH & ROSATI
                                         Professional Corporation

                                         /s/ WILSON SONSINI GOODRICH & ROSATI